Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger, Inc. Announces Fourth Quarter and Full Year 2014 Results

Redwood City, California, March 12, 2015 — Avinger, Inc., (NASDAQ: AVGR) a developer and manufacturer of image-guided, catheter-based systems for the treatment of peripheral arterial disease (PAD) and pioneer of the lumivascular approach to treating vascular disease, today reported financial results for the fourth quarter and year ended December 31, 2014.

Recent Highlights

•                  Completed enrollment in VISION, a 133-patient clinical trial designed to evaluate the safety and efficacy of Pantheris™, Avinger’s image-guided atherectomy device, which allows physicians to precisely remove arterial plaque in PAD patients.

•                  Completed an initial public offering of five million shares on January 29, 2015, raising net proceeds of approximately $56.8 million.

•                  Added seven new lumivascular accounts in the fourth quarter, expanding the installed base of the Company’s lumivascular platform to 60 accounts.

•                  Appointed Jeff Soinski as the Company’s new President and Chief Executive Officer, succeeding Avinger’s founder John B. Simpson, Ph.D., M.D., who continues as Executive Chairman.

•                  Strengthened the Board of Directors with the additions of two healthcare business and technology leaders, James G. Cullen and Thomas J. Fogarty, M.D.

“As announced today, we have achieved a significant clinical milestone for our Company with the completion of patient enrollment in the VISION trial for our Pantheris image-guided atherectomy device. Based on the currently available data, we believe we are on track to meet or exceed the primary safety and efficacy endpoint requirements,” said Jeff Soinski, President and Chief Executive Officer. “We are at an exciting point in the Company’s history, as the confluence of our novel lumivascular platform technology, a capable and proven management team, and a compelling market opportunity positions us to dramatically improve the way vascular disease is treated. We believe Pantheris can significantly penetrate the well-established $1 billion PAD market, and we see a clear pathway to expand this underserved market.

“Entering 2015, our foundation is strong, and we are looking ahead to an exciting year. A primary objective is filing our 510(k) application for Pantheris in the second half of the year, after six month follow-up data is available. On a commercial basis, we are focused on increasing the installed base of customers using our currently available lumivascular products and expanding our sales force and marketing infrastructure in anticipation of the Pantheris commercial launch in 2016,” concluded Soinski.

Full Year 2014 Financial Results

Total revenue was $11.2 million for the year ended December 31, 2014, compared to $13.0 million in 2013. The decrease in total revenue in 2014 was related to strategic decisions made by the Company in the fourth quarter of 2013 to focus commercial efforts on its lumivascular programs to broaden physician exposure to optical coherence tomography (OCT) image interpretation, build the installed base of the Lightbox™ imaging console, and reduce cash consumption prior to Pantheris availability. Related to these objectives, Avinger reduced the size of its sales force by approximately 50% from its peak and restructured several of its internal resources to focus on the lumivascular opportunity.  Although this re-alignment resulted in an overall revenue reduction attributable to a 49% decrease in non-imaging catheter sales, it produced a 37% increase in Lightbox imaging console sales. At the same time, it provided a 23% improvement in sales force productivity and a 29% decrease in operating expenses.

Revenues for 2014 from the Company’s disposable devices were $7.3 million, and revenues associated with the Company’s Lightbox imaging console were $3.9 million.

Gross margin for the year ended December 31, 2014 increased to 42%, compared to 37% for the year ended December 31, 2013. This increase was primarily attributable to the increase in sales of the Company’s higher margin lumivascular platform products, as well as a decrease in manufacturing infrastructure-related expenses during the second half of 2013.

Operating expenses for 2014 were $29.7 million, a decrease of 29% compared to $41.7 million for 2013. The decrease in operating expenses was primarily attributable to the reduction in personnel-related expenses, outside services and product development materials and related costs, as the Company focused its research and development efforts on its lumivascular platform products, particularly Pantheris.

Loss from operations for 2014 was $25.0 million, compared to $37.0 million for 2013. Adjusted EBITDA, a non-GAAP measure, was a loss of $22.9 million for 2014 as compared to a loss of $34.8 million for 2013.

Cash, cash equivalents and short-term investments totaled $12.3 million as of December 31, 2014. On January 29, 2015, the Company completed an initial public offering, which raised net proceeds of approximately $56.8 million, after deducting underwriting discounts and commissions and offering expenses.

Fourth Quarter Financial Results

Total revenue was $3.1 million for the fourth quarter ended December 31, 2014, a decrease of 9% from $3.4 million in the comparable 2013 period. Fourth quarter 2014 revenues from the Company’s disposable devices were $1.5 million, while revenues associated with the Company’s Lightbox imaging console were $1.6 million.

Gross margin for the fourth quarter of 2014 was 49%, up from 31% in the comparable quarter in 2013.

Operating expenses for the fourth quarter of 2014 were $8.5 million, consistent with the fourth quarter of 2013.

Loss from operations for the fourth quarter of 2014 was $7.0 million, compared to $7.4 million for the fourth quarter of 2013. Adjusted EBITDA, a non-GAAP measure, was a loss of $6.5 million for the fourth quarter of 2014, compared to a $6.9 million loss for the fourth quarter of 2013.

Financial Outlook for 2015

The Company expects 2015 revenue to be in the range of $12 to $14 million, which represents year-over-year growth ranging from 7% to 25%.

Adjusted EBITDA for 2015 is expected to be a loss of $31 to $33 million, representing an increase of 35% to 44% over 2014, as the Company invests in the development of its lumivascular platform and expansion of its commercial infrastructure.

Conference Call

Avinger will hold a conference call today, March 12, at 1:30pm PT/4:30pm ET to discuss its fourth quarter and 2014 results. Individuals may listen to the call by dialing (855) 638-4817 for domestic callers or (262) 912-6051 for international callers, referencing Conference ID: 90291483. To listen to a live webcast, please visit the investor relations section of Avinger’s website at: www.avinger.com.

A replay of the call will be available beginning March 12, 2015 at 4:30pm PT/7:30pm ET through midnight on March 13, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 90291483. The webcast will also be available on Avinger’s website for one year following the completion of the call.

About Avinger, Inc.

Avinger, Inc. is a commercial-stage medical device company that designs, manufactures and sells image-guided, catheter-based systems for the treatment of patients with peripheral arterial disease (PAD). PAD is characterized by a build-up of plaque in the arteries that supply blood to the arms and legs. The Company’s mission is to dramatically improve the treatment of vascular disease through the introduction of products based on its lumivascular platform, the only intravascular image-guided system available in this market. Avinger’s current lumivascular products include the Lightbox™ imaging console and Ocelot™ family of catheters, which are designed to penetrate total arterial blockages, known as chronic total occlusions, or CTOs. The Company is also developing Pantheris™, an image-guided atherectomy device, designed to precisely remove arterial plaque in PAD patients. Pantheris is currently undergoing a U.S. clinical trial intended to support a 510(k) submission to the FDA in the second half of 2015. For more information, please visit the Company’s website at www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the market opportunity for our products, progress towards achieving clinical endpoints and planned regulatory and commercialization activities.  Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; ability to demonstrate the benefits of our lumivascular platform; the resource requirements related to Pantheris, which has not been approved and may not be approved; the outcome of clinical trial results including our VISION clinical trial; potential exposure to third-party product liability and intellectual property litigation; lack of long-term data demonstrating the safety and efficacy of our lumivascular platform products; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” in the company’s 424(B)(4) filing made with the Securities and Exchange Commission on January 30, 2015 in connection with the company’s initial public offering. These forward-looking statements speak only as of the date hereof. Avinger disclaims any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Management of the company believes that these non-GAAP financial measures, considered together with GAAP financial information, provide useful information for investors by excluding certain non-cash and other income and expense that are not indicative of the company’s core operating performance. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods can be found in “Reconciliation of GAAP to Non-GAAP Financial Information” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

INVESTOR CONTACT

Leigh Salvo

(415) 513-1281

Email: ir@avinger.com

Avinger, Inc.

Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues	$3,073	$3,395	$11,213	$12,964
Cost of revenues	1,571	2,344	6,513	8,205
Gross profit	1,502	1,051	4,700	4,759

Operating expenses:
Research and development	2,874	3,309	11,224	15,973
Selling, general and administrative	5,603	5,180	18,503	25,758
Total operating expenses	8,477	8,489	29,727	41,731
Loss from operations	(6,975)	(7,438)	(25,027)	(36,972)

Interest income	1	1	2	11
Interest expense	(1,112)	(1,160)	(6,016)	(2,934)
Other income (expense), net	(72)	(6)	(909)	5
Loss before provision for income taxes	(8,158)	(8,603)	(31,950)	(39,890)
Provision (benefit) for income taxes	(23)	(2)	14	11
Net loss	$(8,135)	$(8,601)	$(31,964)	$(39,901)

Net loss per share, basic and diluted	$(33.62)	$(36.14)	$(132.63)	$(170.52)

Weighted average common shares used to compute net loss per share, basic and diluted	242	238	241	234

Avinger, Inc.

Balance Sheets Data

(in thousands)

(unaudited)

	As of December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$12,316	$12,221
Accounts receivable, net	2,068	1,627
Inventories	3,991	4,741
Prepaid expenses and other current assets	562	1,011
Total current assets	18,937	19,600

Property and equipment, net	2,608	4,858
Other assets	3,235	550
Total assets	$24,780	$25,008

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,013	$996
Accrued compensation	1,147	1,274
Accrued expenses and other current liabilities	4,850	1,456
Total current liabilities	7,010	3,726

Long-term borrowings	20,410	20,052
Convertible notes and accrued interest	8,643	13,731
Other long-term liablities	325	627
Total liabilities	36,388	38,136

Convertible preferred stock	132,260	99,654
Stockholders’ deficit:
Common stock	—	—
Additional paid-in capital	2,665	1,787
Accumulated deficit	(146,533)	(114,569)
Total stockholders’ deficit	(143,868)	(112,782)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$24,780	$25,008

Reconciliation of GAAP to Non-GAAP Financial Information

Avinger, Inc.

Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Loss from operations	$(6,975)	$(7,438)	$(25,027)	$(36,972)
Add: Stock-based compensation	132	142	641	654
Add: Depreciation and amortization	319	420	1,451	1,501
Adjusted EBITDA	$(6,524)	$(6,876)	$(22,935)	$(34,817)